SUBJECT TO EXPRESS CONFIDENTIALITY AGREEMENT; SUBJECT TO FRE 408 SUBJECT TO EXPRESS CONFIDENTIALITY AGREEMENT; SUBJECT TO FRE 408 Walter Investment Management Corp.
SEN IOR UNSECURED NOTES PROPOSAL Exhibit 99.4

SUBJECT TO EXPRESS CONFIDENTIALITY AGREEMENT; SUBJECT TO FRE 408 Set forth below are illustrative components of an exchange offer of Senior Unsecured Notes conceived to provide Senior Unsecured Notes (“SUNs”) with $200 million of Second Lien Notes; plus 20% Common Equity Parties to discuss implementation mechanics
Intercreditor Agreement must be acceptable to Required Term Loan Lenders
Transaction Structure – Senior Unsecured Notes
Consideration Description
New second lien notes secured by a second lien on the Term Loan’s collateral structured with pari passu Series A and Series B Notes
Second Lien Notes – Series
A Note
Amount: $100 million*
Maturity: December 2024
Rate: 9.0% cash pay
Customary HY-style redemption (3-year no call)
Subordinated to Term Loan facility in all respects (including make-whole)
Second Lien Notes – Series
B Note
A long dated second lien note that is pari passu with the Series A Note and which also contains downside protection
Amount: $100 million*
Term: December 2034
Rate: 9.0% PIK
Make-whole claim of approximately $262 million triggered in the event of a bankruptcy
Subordinated to Term Loan facility in all respects (including make-whole)
Absent bankruptcy, redeemable at par plus accrued interest (3-year no call)
Assumes 100% participation For Discussion Purposes Only – Not an Offer

SUBJECT TO EXPRESS CONFIDENTIALITY AGREEMENT; SUBJECT TO FRE 408
Senior Unsecured Notes – 2nd Lien Notes Proposed Terms
Issuer Walter Investment Management Corp.
Guarantors Same as Guarantors under the Term Loan
Participation [95]% of the outstanding SUNs
Existing SUNs Amendment Customary covenant strip of SUNs upon successful exchange
Maturity Series A: December 2024
Series B: December 2034
rincipal Amount $100 million Series A (assumes 100% participation)
$100 million Series B (assumes 100% participation)
Ranking Subordinated Junior ranking as to security and payment, lower in priority only to Term Loan and Senior Indebtedness permitted by
Term Loan (in all respects, including make-whole)
Interest Series A: Payable semi-annually in arrears in cash at 9%per annum
Series B: Payable semi-annually in arrears in PIK at 9% per annum
Collateral / Intercreditor ?All collateral granted by the Issuer and Guarantors pursuant to the Term Loan
Silent second lien intercreditor agreement (in all respects, including make whole), acceptable to Required Term Loan Lenders
Redemption Series A: Customary HY-style redemption (3-year no call)
Series B: Absent bankruptcy, redeemable at par plus accrued interest (3-year no call)
Customary 35% equity claw-back
Change of Control Change of control put at 101%
Customary change of control trigger
Negative Covenants Permitted Indebtedness: similar to existing SUNs Indenture
Permitted Liens: similar to existing SUNs Indenture
Restricted Debt Payments: similar to existing SUNs Indenture
Permitted Investments: similar to existing SUNs Indenture
Asset Sales: similar to existing SUNs Indenture
Business: Customary lines of business limitation covenant for Issuer and its Restricted Subsidiaries
Other Covenants: Customary for high yield second lien notes
Events of Default Usual and customary events of default
Conditions to Effectiveness Agreed amendment to the Term Loan, all conditions precedent to equity issuance satisfied, and simultaneous effectiveness of
Term Loan and Convertible Notes transactions
For Discussion Purposes Only – Not an Offer

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